Exhibit 99.1

Release	Immediate
Date	June 22, 2005
Contact		Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
	Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com

Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Fourth Quarter and Fiscal Year Results Continue to Accelerate

Webcast to be held Thursday, June 23, 2005, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the fourth quarter and fiscal year ended May 28, 2005. Solid growth continued this quarter, demonstrated by a sales increase of 15.2% and an orders increase of 16.4% from the year-ago period. Gross margin expanded to 33.1% for the quarter. Net earnings for the quarter of $21.6 million, or $0.31 per share, were at the highest level in four years. Included in these amounts is a pre-tax benefit of $13.0 million from the favorable outcome of a U.S. Government contract audit that had been previously reserved, and additional tax charges of $5.6 million, primarily associated with the planned repatriation of cash under the American Jobs Creation Act.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Fiscal Year Ended

	5/28/05	05/29/04	Percent Change	5/28/05	05/29/04	Percent Change

Net Sales	$407.5	$353.8	15.2%	$1,515.6	$1,338.3	13.2%
Gross Margin	134.9	112.5	19.9%	489.8	415.6	17.9%
Operating Expenses	89.7	92.9	(3.4)	366.9	344.1	6.6%
Restructuring Expenses	0.1	0.9	(88.9)	1.0	10.3	(90.3)%
Operating Earnings	45.1	18.7	141.2%	121.9	61.2	99.2%
Net Earnings	21.6	19.3	11.9%	68.0	42.3	60.8%
Earnings per share - diluted	0.31	0.27	14.8%	0.96	0.58	65.5%
Orders	421.1	361.8	16.4%	1,534.7	1,353.4	13.4%
Backlog	228.6	209.5	9.1%

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Fourth Quarter 2005 Financial Results

The company’s consolidated orders and sales for the quarter continued to grow both year-over-year and sequentially. Orders were $421.1 million for the quarter, up 16.4% from the same period a year ago and 23.5% from the prior quarter. Sales were $407.5 million for the quarter, up 15.2% from the same period a year ago and 6.6% from the prior quarter. The current quarter’s sales include $2.1 million from the consolidation of an independent contract furniture dealership as required under the provisions of FIN46, which was adopted at the end of the fourth quarter of the prior year. The order backlog ended the quarter at $228.6 million, a 9.1% increase over the prior year and a 6.3% increase from the prior quarter.

“Outstanding performance in our domestic markets helped us to exceed our consolidated sales estimate for the quarter,” said Beth Nickels, Chief Financial Officer. “This is the sixth quarter in a row that we’ve seen year-over-year sales growth, and the fourth quarter in a row that it’s been double-digits. Our order rates started out very strong and didn’t slow as we went through the quarter. Our optimism was reinforced by the fantastic showroom traffic we saw last week at NeoCon, our annual trade show in Chicago.”

Gross margin for the quarter climbed to 33.1%, the highest rate of the year. Gross margins were positively affected by the leverage gained from additional volume, combined with the favorable impacts of the company’s price increase implemented last August. Margin gains were partially offset by continued increases in raw material costs, incentive compensation accruals, and increased discounting.

Operating expenses for the quarter totaled $89.7 million, or 22.0% of sales, compared to $92.9 million, or 26.3% of sales, for the same period in fiscal 2004. The current quarter operating expenses include a $13.0 million benefit from the reduction of previously established reserves associated with U.S. Government General Services Administration (“GSA”) contracts. A favorable contract audit resolution during the quarter prompted the company to evaluate its reserve needs related to all GSA contract years. The current-quarter operating expenses also include $2.0 million associated with dealer consolidations that were not included in the prior year. In addition, the higher volumes drove increases in variable selling costs and incentive compensation accruals.

Income taxes for the quarter totaled $20.8 million, compared to a credit of $2.3 million for the same period in fiscal 2004. During the current quarter the company recorded deferred taxes of $4.4 million in anticipation of repatriating approximately $45 million pursuant to the American Jobs Creation Act of 2004. In addition, the company also recorded $1.2 million of unfavorable tax adjustments due primarily to recent changes in tax laws and deferred tax adjustments. Included in the prior year’s results was a $6.9 million benefit from the favorable closing of prior years’ tax audits.

Cash flow from operations for the quarter totaled $36.6 million, compared to $36.5 million for the same period last year. Capital spending for the quarter was $13.8 million, compared to $7.3 million for the same period last year. The company repurchased approximately 1.4 million shares of its stock for $41.1 million, at an average price of $29.72 per share during the quarter. The company’s ending cash position was $154.4 million.

Ms. Nickels added, “The dynamic growth in our operating income reflects the leverage we have created in our business model. In addition, our cash flow generation capabilities allowed us to continue with our share repurchase program and drive even greater improvement in EPS. We’re still developing ways to gain more efficiency in our operating expenses by taking our lean initiatives into the office environment. But overall, we’re very upbeat about the improvements we’ve made.”

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Fiscal 2005 Financial Results

For the year, consolidated net sales totaled $1.52 billion, up 13.2% from fiscal 2004. Orders increased 13.4% to $1.53 billion. The industry-wide turnaround that began in the second half of last year picked up momentum through fiscal 2005.

Gross margins improved by over a full percentage point to 32.3% of sales, from 31.1% in fiscal 2004. The gain was driven by the prior years’ restructuring efforts, combined with leverage from the increased volumes. This was partially offset by significantly higher raw material costs; steel costs alone were approximately $18 million higher than the prior year.

Operating expenses as a percentage of sales declined from 25.7% in fiscal 2004 to 24.2% in fiscal 2005, aided by a $13 million reduction in our GSA reserves. Restructuring charges for the year totaled $1.0 million, compared to $10.3 million in the prior year. Net earnings increased over 60% to $68.0 million, and earnings per share – diluted, increased over 65% to $0.96 in fiscal 2005.

Cash generated from operations was strong again in fiscal 2005 and amounted to $109.3 million, compared to $82.7 million in fiscal 2004. Included in the current and prior year’s cash from operations were contributions to the company’s employee pension funds of $25.6 million and $28.3 million, respectively. Capital spending for the year was $34.9 million compared to $26.7 million for fiscal 2004. During the year the company repurchased approximately 4.9 million shares of its stock for $131.6 million, at an average price of $26.98 per share.

Looking forward, the company expects strong sales growth to continue and estimates first quarter revenue to be in a range of $420 million to $440 million, representing a 17% to 23% increase over the prior year. It is important to note that the first quarter revenue estimate includes the impact of an additional week of sales based on the company’s accounting calendar. Earnings per share are estimated at $0.30 to $0.34.

Brian Walker, Chief Executive Officer, stated, “Two years ago we significantly restructured our business model, and last year we established the four avenues we will take to grow our business. This year our focus will be on implementing our growth strategy. An Innovation award for the Cella chair and a Gold award for Sonare Technologies’ Babble sound management device at NeoCon reconfirmed our ability to innovate and create new opportunities. This, coupled with our current performance, is strong evidence that we’re headed in the right direction. We’re excited by the opportunities in front of us and confident we can deliver.”

The company has announced a live webcast to discuss the results of fiscal 2005 fourth quarter on Thursday, June 23, 2005, at 9:30 a.m. EDT. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.51 billion in revenue during fiscal 2005. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2005 the company was again included in Business Ethics magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

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Financial highlights for the quarter ended May 28, 2005 follow:

Herman Miller, Inc.

Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	May 28, 2005		May 29, 2004
Net Sales	$407.5	100.0%	$353.8	100.0%
Cost of Goods Sold	272.6	66.9%	241.3	68.2%
Gross Margin	134.9	33.1%	112.5	31.8%
Operating Expenses	89.7	22.0%	92.9	26.3%
Restructuring Expenses	0.1	0.0%	0.9	0.3%
Operating Earnings	45.1	11.1%	18.7	5.3%
Other /Expense	2.7	0.7%	1.2	0.3%
Earnings Before Taxes	42.4	10.4%	17.5	4.9%
Income Taxes	20.8	5.1%	(2.3)	(0.7%)
Income Before Cumulative Effect	21.6	5.3%	19.8	5.6%
Cumulative Effect of Accounting Change – Net	—	0.0%	0.5	0.1%
Net Earnings	$21.6	5.3%	$19.3	5.5%
Net Earnings Per Basic Share Before Cum. Effect	N/A		$0.28
Net Earnings Per Basic Share	$0.31		$0.27
Weighted Average Basic Common Shares	69,787,651		71,865,409
Net Earnings Per Diluted Share Before Cum. Effect	N/A		$0.27
Net Earnings Per Diluted Share	$0.31		$0.27
Weighted Average Diluted Common Shares	70,577,212		72,597,145

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Herman Miller, Inc.

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share data)

	Fiscal Year Ended
	May 28, 2005 (Unaudited)		May 29, 2004
Net Sales	$1,515.6	100.0%	$1,338.3	100.0%
Cost of Goods Sold	1,025.8	67.7%	922.7	68.9%
Gross Margin	489.8	32.3%	415.6	31.1%
Operating Expenses	366.9	24.2%	344.1	25.7%
Restructuring Expense	1.0	0.1%	10.3	0.8%
Operating Earnings	121.9	8.0%	61.2	4.6%
Other /Expense	9.1	0.6%	9.6	0.7%
Earnings Before Taxes	112.8	7.4%	51.6	3.9%
Income Taxes	44.7	2.9%	8.8	0.7%
Income Before Cumulative Effect and Minority Interest	68.1	4.5%	42.8	3.2%
Cumulative Effect of Accounting Change – Net	—	0.0%	0.5	0.0%
Minority Interest – Net	0.1	0.0%	—	0.0%
Net Earnings	$68.0	4.5%	$42.3	3.2%
Net Earnings Per Basic Share Before Cum. Effect	N/A		$0.59
Net Earnings Per Basic Share	$0.97		$0.58
Weighted Average Basic Common Shares	70,174,618		72,567,476
Net Earnings Per Diluted Share Before Cum. Effect	N/A		$0.59
Net Earnings Per Diluted Share	$0.96		$0.58
Weighted Average Diluted Common Shares	70,829,027		73,072,907

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Herman Miller Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

	Fiscal Year Ended
	May 28, 2005 (Unaudited)	May 29, 2004

Net Earnings	$68.0	$42.3
Cash Flows provided by Operating Activities	109.3	82.7
Cash Flows used for Investing Activities	(40.1)	(21.9)
Cash Flows used for Financing Activities	(106.6)	(60.0)
Effect of Exchange Rates	2.6	2.7
Net Increase in Cash	(34.8)	3.5
Cash Increase from Adoption of FIN 46	0.0	0.2
Cash, Beginning of Year	189.2	185.5
Cash, End of Period	$154.4	$189.2

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Herman Miller, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Fiscal Year Ended
	May 28, 2005 (Unaudited)	May 29, 2004
Assets
Current assets
Cash and equivalents	$154.4	$189.2
Short-term investments	13.9	10.7
Accounts receivable (net)	169.8	142.4
Inventories	46.7	38.1
Assets held for sale current	0.4	0.0
Prepaid expenses and other	49.0	50.2
Totals	434.2	430.6
Net property and equipment	195.4	208.5
Other assets	75.9	75.6
Total Assets	$705.5	$714.7
Liabilities and Shareholders’ Equity
Current liabilities
Unfunded checks	7.9	8.6
Current long-term debt	13.0	13.0
Notes payable	0.0	1.5
Accounts payable	106.6	90.4
Accrued liabilities	157.4	123.8
Totals	284.9	237.3
Long-term debt	181.0	192.7
Other noncurrent liabilities	69.0	90.1
Total Liabilities	534.9	520.1
Minority interest	0.1	0.0
Shareholders’ equity	170.5	194.6
Total Liabilities and Shareholders’ Equity	$705.5	$714.7

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